                                                                     Exhibit 99



                     THE PNC FINANCIAL SERVICES GROUP, INC.
                          EMPLOYEE STOCK PURCHASE PLAN
                  (AS AMENDED EFFECTIVE AS OF DECEMBER 1, 2001)

                                    ARTICLE I
                          PURPOSE AND SCOPE OF THE PLAN

1.1      PURPOSE

         The PNC Financial Services Group, Inc. Employee Stock Purchase Plan is intended to encourage employee participation in the ownership and economic progress of the Corporation.

1.2      DEFINITIONS

         Unless the context clearly indicates otherwise, the following terms have the meaning set forth below:

         Board of Directors or Board shall mean the Board of Directors of the Corporation.

         Code shall mean the Internal Revenue Code of 1986, as amended.

         Committee shall mean a Committee of officers of the Corporation and/or Designated Subsidiaries appointed by the Board of Directors or the Personnel and Compensation Committee of the Board, which Committee of officers shall administer the Plan as provided in Section 1.3 hereof.

         Common Stock shall mean shares of the common stock, par value $5.00 per share, of the Corporation.

         Corporate Benefits Administration shall mean the department of the Corporation responsible for the day-to-day administration of and recordkeeping for the Plan.

         Corporation shall mean The PNC Financial Services Group, Inc.

         Compensation shall mean the regular remuneration paid to an Employee by the Corporation or Designated Subsidiary which, in the case of an Employee who receives commission income, will mean commissions, guarantees, branch profits and incentive pay (excluding any bonus) and, in the case of any other Employee, will mean base salary or wages.

         Continuous Service shall mean the period of time, uninterrupted by a termination of employment, that an Employee has been employed by the Corporation and/or a Designated Subsidiary immediately preceding an Offering Date. Such period of time shall include any approved leave of absence.

        Designated Subsidiary shall mean any Subsidiary which has been designated by the Committee to participate in the Plan.

         Employee shall mean any employee of the Corporation or a Designated Subsidiary.

         Exercise Date shall mean May 31 and November 30 of each Plan Year.

         Fair Market Value of a share of Common Stock shall be the last price of the Common Stock on the applicable date as reported by the Wall Street Journal, or, if no such price is reported for that day, on the last preceding day for which such price is reported, or such other reasonable method of determining fair market value as the Committee shall adopt.

         Offering Date shall mean June 1 and December 1 of each Plan Year.

         Option Period or Period shall mean the period beginning on an Offering Date and ending on the next succeeding Exercise Date.

         Option Price shall mean the purchase price of a share of Common Stock hereunder as provided in Section 3.1 hereof.

         Participant shall mean any Employee who (i) is eligible to participate in the Plan under Section 2.1 hereof and (ii) elects to participate.

         Plan shall mean the Corporation's Employee Stock Purchase Plan, as the same may be amended from time to time.

         Plan Account or Account shall mean an account established and maintained in the name of each Participant.

         Plan Year shall mean the twelve (12) month period beginning June 1 and ending on the following May 31.

         Retire, Retires or Retirement shall mean termination of Participant's employment with the Corporation or a Designated Subsidiary at any time and for any reason (other than termination by reason of Participant's death or by the Corporation or a Designated Subsidiary for Cause or termination in connection with a divestiture of assets or of one or more subsidiaries of the Corporation) on or after the first day of the first month coincident with or next following the date on which Participant attains age fifty-five (55) and completes five (5) years of service, as determined in the same manner as the determination of five years of Vesting Service under the provisions of The PNC Financial Services Group, Inc. Pension Plan, with the Corporation and its subsidiaries).

         Stock Purchase Agreement shall mean the form prescribed by the Committee which must be completed and executed by an Employee who elects to participate in the Plan.

         Subsidiary shall mean any company in which the Corporation owns, directly or indirectly, shares possessing 50% or more of the total combined voting power of all classes of stock.

1.3      ADMINISTRATION OF PLAN

         Subject to oversight by the Board of Directors or the Board's Personnel and Compensation Committee, the Committee shall have the authority to administer the Plan and to make and adopt rules and regulations not inconsistent with the provisions of the Plan or the Code. The Committee shall adopt the form of Stock Purchase Agreement and all notices required hereunder. Its interpretations and decisions in respect to the Plan shall, subject as aforesaid, be final and conclusive. The Committee shall have the authority to appoint an Employee as Plan Manager and to delegate to the Plan Manager such authority with respect to the administration of the Plan as the Committee, in its sole discretion, deems advisable from time to time.

1.4      EFFECTIVE DATE OF PLAN

         The Plan, as amended and restated herein, shall become effective on the date established for that purpose by the Committee, if prior to that date, the Plan (i) has been adopted by the Board of Directors of the Corporation and (ii) has been approved by an affirmative vote of a majority of votes cast by the holders of the Common Stock and the voting preferred stock, voting together as a single class, in person or by proxy, at a meeting at which a quorum is present. The date established by the Committee as the effective date shall be an Offering Date.

1.5      EXTENSION OR TERMINATION OF PLAN

         The Plan shall continue in effect through, and including, May 31, 2003 unless terminated prior thereto pursuant to Section 4.3 hereof, or by the Board of Directors or the Personnel and Compensation Committee of the Board, each of which shall have the right to extend the term of or terminate the Plan at any time. Upon any such termination, the balance, if any, in each Participant's Account shall be refunded to him, or otherwise disposed of in accordance with policies and procedures prescribed by the Committee in cases where such a refund may not be possible.


                                   ARTICLE II
                                  PARTICIPATION

2.1      ELIGIBILITY

         Each Employee, including those serving on the Committee or serving as Plan Manager, who on an Offering Date will have at least one year of Continuous Service, may become a Participant by executing and filing a Stock Purchase Agreement with Corporate Benefits Administration prior to said Offering Date. No Employee may participate in the Plan if said Employee, immediately after an Offering Date, would be deemed for purposes of Section

423(b)(3) of the Code to possess 5% or more of the total combined voting power or value of all classes of stock of the Corporation or any Subsidiary.

2.2      PAYROLL DEDUCTIONS

         Payment for shares of Common Stock purchased hereunder shall be made by authorized payroll deductions from each payment of Compensation in accordance with instructions received from a Participant. Said deduction shall be expressed as a whole number percentage which shall be at least 1% but not more than 10%. A Participant may not increase or decrease the deduction during an Option Period. However, a Participant may change the percentage deduction for any subsequent Option Period by filing notice thereof with Corporate Benefits Administration prior to the Offering Date on which such Period commences. During an Option Period, a Participant may discontinue payroll deductions but have the payroll deductions previously made during that Option Period remain in the Participant's Account to purchase Common Stock on the next Exercise Date, provided that he or she is an Employee as of that Exercise Date. Any amount remaining in the Participant's Account after the purchase of Common Stock shall be refunded without interest upon the written request of the Participant. Any Participant who discontinues payroll deductions during an Option Period may again become a Participant for a subsequent Option Period by executing and filing another Stock Purchase Agreement in accordance with Section 2.1. Amounts deducted from a Participant's Compensation pursuant to this Section shall be credited to said Participant's Account.


                                   ARTICLE III
                               PURCHASE OF SHARES

3.1      OPTION PRICE

         The Option Price per share of the Common Stock sold to Participants hereunder shall be 85% of the Fair Market Value of such share on either the Offering Date or the Exercise Date of an Option Period, whichever is lower, but in no event shall the Option Price per share be less than the par value of the Common Stock.

3.2      PURCHASE OF SHARES

         On each Exercise Date, the amount in a Participant's Account shall be charged with the aggregate Option Price of the largest number of whole shares of Common Stock which can be purchased with said amount. The balance, if any, in such account shall be carried forward to the next succeeding Offering Period.

3.3      LIMITATIONS ON PURCHASE

         Except as the Committee may otherwise provide by an adjustment made pursuant to Section 4.2, no Participant shall purchase more than 400 shares of Common Stock in each calendar year, provided that any such purchase shall not exceed the limitations imposed by Section 423(b)(8) of the Code.

3.4      TRANSFERABILITY OF RIGHTS

         Rights to purchase shares hereunder shall be exercisable only by the Participant. Such rights shall not be transferable.


                                   ARTICLE IV
                       PROVISIONS RELATING TO COMMON STOCK

4.1      COMMON STOCK RESERVED

         At February 20, 1997, there shall be 4,614,154 authorized and unissued shares of Common Stock reserved for the Plan, subject to adjustment in accordance with Section 4.2 hereof. The aggregate number of shares which may be purchased thereafter under the Plan shall not exceed the number of shares reserved for the Plan. Such amount shall be in addition to the 4,534,726 shares previously authorized and issued under the Plan.

4.2      ADJUSTMENT FOR CHANGES IN COMMON STOCK

         In the event that adjustments are made in the number of outstanding shares of Common Stock or said shares are exchanged for a different class of stock of the Corporation or for shares of stock of any other corporation by reason of merger, consolidation, stock dividend, stock split or otherwise, the Committee may make appropriate adjustments in (i) the number and class of shares or other securities that may be reserved for purchase, or purchased, hereunder, and (ii) the Option Price. All such adjustments shall be made in the sole discretion of the Committee, and its decision shall be binding and conclusive.

4.3      INSUFFICIENT SHARES

         If the aggregate funds available for the purchase of Common Stock on any Exercise Date would cause an issuance of shares in excess of the number provided for in Section 4.1 hereof, (i) the Committee shall proportionately reduce the number of shares which would otherwise be purchased by each Participant in order to eliminate such excess, and (ii) the Plan shall automatically terminate immediately after such Exercise Date.

4.4      CONFIRMATION

         Each purchase of Common Stock hereunder shall be confirmed in writing to the Participant. A record of purchases shall be maintained by appropriate entries on the books of the Corporation. Participants may obtain a certificate or certificates for all or part of the shares of Common Stock purchased hereunder by requesting same in writing.

4.5      RIGHTS AS SHAREHOLDERS

         The shares of Common Stock purchased by a Participant on an Exercise Date shall, for all purposes, be deemed to have been issued and sold at the close of business on such Exercise

Date. Prior to that time, none of the rights or privileges of a shareholder of the Corporation shall exist with respect to such shares.

                                    ARTICLE V
                          TERMINATION OF PARTICIPATION

5.1      VOLUNTARY WITHDRAWAL

         A Participant may withdraw from the Plan at any time by filing notice of withdrawal prior to the close of business on an Exercise Date. Upon withdrawal, the entire amount, if any, in a Participant's Account shall be refunded to him without interest. Any Participant who withdraws from the Plan may again become a Participant in accordance with Section 2.1 hereof.

5.2      TERMINATION OF ELIGIBILITY

         A Participant who Retires during an Option Period may elect to withdraw the entire cash balance, if any, in the Participant's Plan Account. If a Participant who Retires during an Option Period has not made a withdrawal election as provided for in the preceding sentence at least fifteen (15) days prior to the next succeeding Exercise Date, any cash balance remaining in the Participant's Plan Account will be applied toward the purchase of whole shares of Common Stock on the next succeeding Exercise Date and any cash balance remaining in the Participant's Plan Account after such purchase will be refunded to the Participant without interest.

         If a Participant ceases to be eligible under Section 2.1 hereof during an Option Period because of the Participant's death while employed by the Corporation or a Designated Subsidiary, the cash balance remaining in the Participant's Plan Account will be distributed without interest to the Participant's designated beneficiary or, in the absence of an effective beneficiary designation, to the Participant's personal representative or, if no personal representative has qualified, the persons entitled thereto under the laws of descent and distribution. During Participant's lifetime, Participant may file with the Corporation, at such address and in such manner as the Corporation may from time to time direct, a beneficiary designation for purposes of this paragraph on a form to be provided by the Corporation on the Participant's request.

         If a Participant ceases to be eligible under Section 2.1 hereof during an Option Period because Participant's employer, while remaining a Subsidiary, ceases to be a Designated Subsidiary, then any cash balance remaining in the Participant's Plan Account at the time such Subsidiary ceases to be a Designated Subsidiary will be applied toward the purchase of whole shares of Common Stock on the next succeeding Exercise Date (unless withdrawn pursuant to Section 5.1 hereof) and any cash balance remaining in the Participant's Plan Account after such purchase will be refunded without interest.

         If a Participant ceases to be eligible under Section 2.1 hereof during an Option Period because the Participant's employment with the Corporation or a Designated Subsidiary has ended for any other reason, the cash balance remaining in the Participant's Plan Account will be refunded or distributed without interest to the Participant.

         Notwithstanding the above, in cases where a refund or distribution in accordance with the provisions of Section 5.2 may not be possible or practicable, the cash balance remaining in the Participant's Plan Account shall be disposed of as determined by the Committee.


                                   ARTICLE VI
                               GENERAL PROVISIONS

6.1      NOTICES

         Any notice which a Participant files pursuant to the Plan shall be made on forms prescribed by the Committee and shall be effective when received by Corporate Benefits Administration.

6.2      CONDITION OF EMPLOYMENT

         Neither the creation of the Plan nor participation therein shall be deemed to create any right of continued employment or in any way affect the right of the Corporation to terminate an Employee.

6.3      AMENDMENT OF THE PLAN

         The Board of Directors or the Board's Personnel and Compensation Committee may at any time, or from time to time, amend the Plan in any respect, except that, without approval of the shareholders, no amendment may increase the aggregate number of shares reserved under the Plan other than as provided in
Section 4.2 hereof, materially increase the benefits accruing to Participants or materially modify the requirements as to eligibility for participation in the Plan. Any amendment of the Plan must be made in accordance with applicable provisions of the Code and/or any regulations issued thereunder, any other applicable law or regulations, and the requirements of the principal exchange upon which the Common Stock is listed.

6.4      APPLICATION OF FUNDS

         All funds received by the Corporation by reason of purchases of Common Stock hereunder may be used for any corporate purpose.

6.5      LEGAL RESTRICTIONS

         The Corporation shall not be obligated to sell shares of Common Stock hereunder if counsel to the Corporation determines that such sale would violate any applicable law or regulation.

6.6      GENDER

         Whenever used herein, use of any gender shall be applicable to both genders.